Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements of ExamWorks Group, Inc.

On February 28, 2011, ExamWorks Group, Inc. (“ExamWorks” or the “company’) completed the acquisition of MES Group, Inc (“MES”).  The following unaudited pro forma condensed combined financial statements are designed to show how the acquisition of MES by ExamWorks might have affected the historical financial data of ExamWorks, giving effect to the acquisition as if it had been consummated at an earlier date. The following unaudited pro forma condensed combined financial statements give effect to the acquisition as if it had been completed on December 31, 2010, with respect to the pro forma condensed combined balance sheet, and as of January 1, 2010 (the first day of ExamWorks’ fiscal year 2010), with respect to the pro forma condensed combined statement of operations. The historical financial statements have been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable, and expected to have a continuing impact on the combined results.

The Company's December 31, 2010 consolidated balance sheet and consolidated statement of operations for the year then ended, were derived from audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.  The MES December 31, 2010 balance sheet and statement of operations for the year then ended, were derived from audited financial statements included in this Report on Form 8-K/A.

The following unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with ExamWorks treated as the acquiring entity and reflect adjustments, which are based upon preliminary estimates, to allocate the estimated purchase price to MES’s assets acquired and liabilities assumed. The purchase price allocation reflected herein is preliminary insofar as the final allocation will be based upon the actual assets acquired and liabilities assumed of MES as of the date of the acquisition.  The excess of the purchase price over the estimated fair values of MES's assets acquired and liabilities assumed is recorded as other identifiable intangible assets and goodwill.  Additionally, ExamWorks has yet to complete the detailed valuation studies necessary to finalize the purchase price allocation.  Accordingly, the final purchase price allocation, which will be determined subsequent to the date of this filing, may differ materially from the preliminary allocation included in this filing, although these amounts represent ExamWorks management’s best estimates as of the date of this filing.

Preparation of the unaudited pro forma condensed combined financial statements was based on estimates and assumptions deemed appropriate by ExamWorks’ management. The pro forma adjustments and certain other assumptions are described in the accompanying notes. The pro forma condensed combined financial statements are unaudited and are presented for illustrative purposes only.   The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial condition or results of operations that actually would have been realized had the acquisition been competed on the dates indicated above.  In addition, the following unaudited pro forma financial statements do not purport to project the future financial condition or results of operations of the combined company.  ExamWorks’ management has not completed an evaluation of MES’s accounting policies and practices to determine if they conform to ExamWorks’ accounting policies and practices.  Any changes identified by management may impact the future combined results of operations of ExamWorks and MES. The pro forma financial information does not include the effects of expected operating synergies and cost savings related to the acquisition. The pro forma financial information also does not include costs for integrating ExamWorks and MES.

EXAMWORKS AND ACQUIRED BUSINESS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2010

(In thousands)

	ExamWorks	MES	Pro Forma Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$33,624	$731	$(20,000)	(a)	$14,355
Accounts receivable, net	38,638	27,838	-		66,476
Other receivables	33	84	-		117
Prepaid expenses	2,175	641	-		2,816
Deferred tax assets	68	-	(68)	(d)	-
Other current assets	42	-	-		42
Assets from discontinued operations	-	6,337	(6,337)	(b)	-
Total current assets	74,580	35,631	(26,405)		83,806

Building, equipment and leasehold improvements, net	4,870	7,986	(6,186)	(c)	6,670
Goodwill	90,582	-	161,742	(d)	252,324
Intangible assets, net	66,914	1,936	55,081	(d)	123,931
Deferred tax assets, noncurrent	7,669	-	(7,669)	(d)	-
Deferred financing costs, net	4,176	-	-		4,176
Other assets	271	302	-		573
Assets from discontinued operations, noncurrent	-	1,388	(1,388)	(b)	-
Total assets	$249,062	$47,243	$175,175		$471,480

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and bank overdraft	$19,999	$2,854	$-		$22,853
Accrued expenses	9,414	2,190	-		11,604
Deferred revenue	272	-	-		272
Note payable	-	11,282	(11,282)	(e)	-
Current portion of subordinated unsecured notes payable	2,312	-	-		2,312
Current portion of contingent earnout obligation	2,478	-	-		2,478
Deferred tax liability	-	8,510	(68)	(d)	8,442
Other current liabilities	3,105	75	-		3,180
Liabilities from discontinued operations	-	8,101	(8,101)	(b)	-
Total current liabilities	37,580	33,012	(19,451)		51,141

Senior revolving credit facility and discount facility	4,998	-	165,000	(e)	169,998
Long-term subordinated unsecured notes payable, less current portion	2,546	-	-		2,546
Long-term contingent earnout obligation, less current portion	2,032	-	-		2,032
Deferred tax liability, noncurrent	-	30	13,813	(d)	13,843
Other long-term liabilities	1,666	-	-		1,666
Total liabilities	48,822	33,042	159,362		241,226

Commitments and contingencies
Stockholders’ equity:
Preferred stock	-	-	-		-
Common stock	3	7	(7)	(f)	3
Additional paid-in capital	211,861	112	29,902	(f)	241,875
Accumulated other comprehensive loss	1,216	(75)	75	(f)	1,216
Accumulated (deficit) earnings	(12,840)	14,157	(14,157)	(f)	(12,840)
Total stockholders’ equity	200,240	14,201	15,813		230,254
Total liabilities and stockholders' equity	$249,062	$47,243	$175,175		$471,480

The accompanying Notes to Pro Forma Condensed Consolidated financial Statements are an integral part of these statements.

EXAMWORKS AND ACQUIRED BUSINESS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands, except share and per shares data)

	ExamWorks	MES	Pro Forma Adjustments		Pro Forma Combined
Revenues	$163,511	$129,617	$(478)	(g)	$292,650
Costs and expenses:
Costs of revenues	103,606	90,579	-		194,185
Selling, general and administrative expenses	37,689	29,392	(7,786)	(h)	59,295
Depreciation and amortization	19,505	1,719	9,534	(i)	30,758
Total costs and expenses	160,800	121,690	1,748		284,238
Income (loss) from operations	2,711	7,927	(2,225)		8,413
Interest and other expenses, net	11,233	333	8,653	(j)	20,219
Loss from continuing operations before income taxes	(8,522)	7,594	(10,878)		(11,806)
Provision (benefit) for income taxes	(2,484)	3,412	(4,243)	(k)	(3,315)
Income (loss) from continuing operations	(6,038)	4,182	(6,636)		(8,492)
Income from discontinued operations	-	365	(365)	(l)	-
Net income (loss)	$(6,038)	$4,547	$(7,001)		$(8,492)

Net loss attributable to common shareholders per share:
Basic -	$(0.33)				$(0.43)
Diluted -	$(0.33)				$(0.43)
Pro Forma weighted average number of common shares
outstanding used in computing per share amounts:
Basic -	18,500,859			(m)	19,925,360
Diluted -	18,500,859			(m)	19,925,360

The accompanying Notes to Pro Forma Condensed Consolidated financial Statements are an integral part of these statements.

NOTES TO PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

(1)           PURCHASE PRICE

On February 28, 2011, ExamWorks Group, Inc. (“ExamWorks” or the “company’) completed the acquisition of MES Group, Inc. (“MES”).

The stock price used to determine the preliminary estimated purchase price is based on the closing price of ExamWorks common stock on February 28, 2011.  The estimated fair values of assets acquired and liabilities assumed are based on a preliminary valuation.  The final valuation and related allocation of the purchase price may be materially different from the allocation based on this preliminary valuation.

Preliminary calculation of the allocation of the purchase price to the estimated fair value of net assets acquired and liabilities assumed:

Estimated Purchase Price (in thousands)
Cash	$175,000
ExamWorks common stock (1,424,501 shares at $21.07 per share)	30,014
Debt paid off at closing	10,000
Total purchase price	$215,014

Estimated Fair Value (in thousands)
Building, equipment and leasehold improvements	$1,800
Customer relationships	37,003
Tradename	16,805
Covenants not to compete	511
Technology	762
Goodwill	161,742
Deferred tax liability associated with step-up in book basis	(21,482)
Assets acquired and liabilities assumed, net	17,873
Total	$215,014

(2)           PRO FORMA ADJUSTMENTS

Balance Sheet

Item	(a)	Adjustments to cash and cash equivalents are as follows (in thousands):

		December 31, 2010
	Total cash purchase price (includes cash paid at closing and debt repaid)	$185,000
	Borrowings under senior revolving credit facility	(165,000)
	Cash and cash equivalents not acquired	-
	Net adjustment to cash and cash equivalents:	$20,000

Item	(b)	Adjustments to eliminate assets and liabilities associated with discontinued operations.

Item	(c)	Adjustments to building, equipment and leasehold improvements are as follows (in thousands):

		December 31, 2010
	Book value of building, equipment and leasehold improvements as reported (includes $3,790 in assets that were distributed to the owner of the acquired business in January 2011 and were not included as part of the acquisition)	$(7,986)
	Fair value of building, equipment and leasehold improvements acquired	1,800
	Net adjustment to building, equipment and leasehold improvements:	$(6,186)

Item	(d)
 Adjustments to eliminate acquired business's intangible assets and to record intangible assets, goodwill and the related deferred tax liability in the condensed combined balance sheet as detailed in Note 1 - Purchase Price and to net deferred tax positions.

Item	(e) Adjustments to debt are as follows (in thousands):

		December 31, 2010
	Borrrowing under senior revolving credit facility to fund acquisition	$165,000
	Repayment of acquired business's note payable	(11,282)
		$153,718

Item	(f)	Adjustments to stockholders' equity reflects adjustments to the following:

	An adjustment was made to eliminate common stock, accumulated other comprehensive income and accumulated earnings of the acquired business.

	Adjustments to additional paid in capital:
	● An adjustment was made to eliminate additional paid in capital of the acquired business of $112,000.
	● An adjustment of approximately $30.0 million was made to reflect acquisition consideration.

Income Statement

Item	(g)	Adjustment to conform to the Company’s revenue recognition policies.

Item	(h)
 Adjustment represents the elimination of certain selling, general and administrative costs that represent material, non-recurring costs related to the acquired business, predominately salary and related personal expenses attributable to the previous owners of the acquired business.  These adjustments represent contractual reductions for new compensation terms entered in to as part of the acquisition agreeement.  The expenses in the historical financial statements are considered to be non-recurring and are not expected to have a continuing impact on the operations of the Company.

Item	(i)	Adjustments to reflect incremental depreciation and amortization expense for the pro forma period are as follows (in thousands):

		Fair Value	Useful life (months)	Expected depreciation and amortization
	Building, equipment and leasehold improvements	$1,800	24	$900
	Customer relationships	37,003	60	7,401
	Non-compete agreement	511	36	170
	Tradename	16,805	84	2,401
	Technology	762	24	381
		$56,881		11,253
	Less amounts recorded			1,719
	Net adjustment to depreciation and amortization expense			$9,534

Item	(j)
 Adjustment assumes that acquisition related debt was incurred in January 1, 2010 and reflects additional interest expense incurred from this borrowing.  Adjustments consist of the following (in thousands):

				Year ended December 31, 2010
	Incremental interest expense on senior revolving credit facility to finance acquisitions (assuming an interest rate of 4.5%)			$7,425
	Eliminate acquired business's pre-acquisition interest expense			(603)
	Incremental interest expense incurred from the amortization of capitalized loan costs			1,228
				$8,653

Item	(k)	Adjustment to record income tax expense on pro forma adjustments for the Company and the acquired business at an effective tax rate of 39.0%.

Item	(l)	Adjust to eliminate the effect of discontinued operations from the acquired business.

Item	(m)
 Adjustment to the weighted average number of common shares outstanding used in computing per share amounts, basic and diluted, includes the 1,424,501 shares of common stock issued in connection with the acquisition of MES.